UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 15, 2014

MILESTONE SCIENTIFIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14053	13-3545623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On April 15, 2014, Milestone Scientific Inc. (the “Company”) and BP4 S.p.A., an Italian corporation controlled by Innovest S.p.A.(“BP4”), entered into an Investment Agreement pursuant to which BP4 or designated affiliates would purchase 2,000,000 shares of the Company’s common stock at $1.50 per share and 7,000 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Shares”) at $1,000 per share, all subject to satisfaction of various closing conditions including a financing condition under which the Investment Agreement is null and void without liability for any purchaser unless $10 million has been raised and the transaction closed by May 15, 2014. The Series A Shares are convertible into common stock at $2.545 per share, or upon the expiration of five (5) years at $1.50 per share if certain conditions are not met, both subject to various anti-dilution adjustments. Generally the Series A Shares vote together with the Common Stock as one class with the Series A Shares having a total number of votes equal to the number of shares of Common Stock into which they are then convertible at a conversion price of $2.545 per share.

The foregoing description of the Investment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Investment Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Investment Agreement, dated April 15, 2014, between Milestone Scientific Inc. and BP4 S.p.A.

10.2	Form of Series A Preferred Certificate of Designation

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.

By:	/s/ Leonard Osser
Leonard Osser
Chairman and Chief Executive Officer

Dated: April 16, 2014